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                                                                  [VIALINK LOGO]


FOR IMMEDIATE RELEASE




INVESTOR CONTACTS:

PondelWilkinson MS&L
Julie Crandall/E.E. Wang
Investor Relations
(310) 207-9300
investor@pondel.com



         VIALINK ADJOURNS SPECIAL MEETING OF STOCKHOLDERS UNTIL MARCH 30

         DALLAS, TEXAS -- MARCH 19, 2001 -- The viaLink Company (NasdaqNM: VLNK) today announced that the Special Meeting of Stockholders to be held today has been adjourned until 2:00 p.m., on Friday, March 30, 2001, to afford stockholders additional time to vote.

         The purpose of the Special Meeting is to approve the terms and conditions of a recently concluded financing and to approve management's participation in such. Proxies received prior to the meeting on March 19, 2001 represented nearly 11 million shares. Of these, approximately 99% approved the financing and more than 98% approved management's participation in the financing.

         Proxies that have already been executed will remain effective for use at the March 30, 2001 meeting. viaLink has extended the time for submitting proxies up to 2:00 p.m. on March 30, 2001.

ABOUT THE VIALINK COMPANY

The viaLink Company (NasdaqNM: VLNK) is a leading supply chain management company providing business-to-business electronic commerce services that enable bricks and mortar companies to manage their highly complex supply chain information. viaLink's core service, syncLink(SM), allows manufacturers, wholesalers, distributors, sales agencies (food brokers), retailers and foodservice operators to communicate and synchronize item, price and promotion information in a more cost-effective and accessible way than has been possible using traditional electronic and paper-based methods. The viaLink Partner Package(SM) is a suite of additional services, built on the syncLink foundation, that includes clearLink(SM), promoLink(SM), honor check-in and sbtLink(SM). For more information, visit viaLink's website: www.vialink.com